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                                                                   EXHIBIT 10.85

     Attached is the employment offer letter originally given to Mike Klayko by Brocade Communications Systems, Inc. (the "Company") in connection with his initial employment. Subsequent to such time, the Company has agreed with Mr. Klayko that Mr. Klayko's title will be Chief Executive Officer, his base salary will be $520,000, and his target bonus for fiscal year 2005 will be $390,000.
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                                 [BROCADE LOGO]

                                     BROCADE

November 1, 2002

Michael Klayko

Dear Michael,

As you know, Brocade Communication Systems, Inc. ("Brocade") and Rhapsody Networks, Inc. ("Rhapsody") have executed an Agreement and Plan of Reorganization (the "Merger Agreement") in which Brocade is to acquire Rhapsody (the "Merger"). The closing of the Merger is currently scheduled to occur in early 2003 (the "Closing Date").

On behalf of Brocade, I am pleased to offer you the position of Vice President. This offer is contingent on the closing of the Merger and is subject to your starting date of no later than the Closing Date.

Brocade is offering you an annual salary of $200,000, less applicable withholding, in accordance with Brocade's normal payroll procedures. You will also be eligible to participate in Brocade's Management By Objectives ("MBO") Plan, at a rate of 40% of your annual salary, which provides for the payment of cash bonuses tied to meeting established performance objectives and project milestones. Please note that the MBO plan for Brocade's 2003 fiscal year will be tied to the achievement of product delivery milestones as determined by Brocade following the Closing Date. As an employee, you will Be entitled to participate in the employee benefit plans currently and hereafter maintained by Brocade of general applicability of other employees of Brocade. Brocade reserves the right to cancel or change the benefit plans and programs it offers to its employees at anytime.

Pursuant to the terms of the Merger, Brocade has agreed to convert your existing restricted stock awards and options to purchase shares of Rhapsody common stock into restricted stock awards and options to purchase shares of Brocade common stock. You agree to be bound by the terms and conditions of the lockup provisions applicable to your existing Rhapsody shares, options and restricted stock awards as set forth in the Merger Agreement.

In addition, Brocade will recommend to its Board that you be granted a stock option to acquire 250,000 shares of Brocade Common Stock as soon as practicable following the Closing Date. The exercise price of each share subject to the option will be equal to the fair market value of Brocade's Common Stock on the grant date. Vesting of this option will commence upon your start of employment and will be contingent on your continued service to Brocade. After your first year of employment 25% of the shares will vest and thereafter, 1/48 of the shares will vest on a monthly basis. Notwithstanding the foregoing, an additional 25% of the shares subject to the option will vest one year after the date of grant upon successful completion of agreed upon product deliverables during 2003 as determined by Brocade in its reasonable discretion so that, if such performance goals are met, 50% of the shares subject to the option will vest one year after the date of grant and 1/48 of the shares will vest on monthly basis thereafter. You agree to execute all agreements necessary to effectuate this grant. The option grant shall be subject to the terms and conditions of Brocade's Stock Option Plan and Stock Option Agreement, both of which are incorporated herein by reference.

If your employment with Brocade terminates other than voluntarily or for "Cause" (as defined below) within twelve (12 months of the Closing Date, and you sign and do not revoke a standard release of claims with Brocade, you shall be entitled to receive continuing payments of severance pay (less applicable withholding taxes) at a rate equal to your base salary rate as then in effect, for a period of twelve (12) months from the date of such termination, to be paid periodically in accordance with Brocade's normal payroll policies.

                      BROCADE COMMUNICATIONS SYSTEMS, INC.
                    1745 Technology Drive, San Jose, CA 95110
                          T 408.487.8000 F 408.487.8101

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For purposes of federal immigration law (Immigration Reform and Control Act of
1986), you are required to provide documentary evidence of your eligibility for employment in the United States. Please bring the appropriate documentation, as listed on the enclosed 1-9 Form, with you on your first day. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Please signify your acceptance of this offer by signing, below faxing a copy of your signed offer letter, employment application, and background release forms to (408) 392-5060 no later than 6pm, Monday, November 4th, 2002. Subsequently, please forward your original documents to the attention of Stephanie Jensen, as soon as possible.

Sincerely,
Brocade Communications Group, Inc.

/s/ Stephanie Jensen
    ----------------------------------
    Stephanie Jensen
    Vice President, Human Resources

I agree and accept employment with Brocade on the terms set forth in this agreement.

/s/ Michael Klayko                                              11.4.02
    ----------------------------------                          --------------
    Michael Klayko                                              Date

We strive to ensure that our employees in the field receive prompt service; Erin Wilkinson from Proview will be providing, you Benefits Enrollment information by email. You may contact her with any benefit questions at (800) 835-0960 x 258. In addition, if you have any Human Resources questions, please feel free to send an email to HRHelp@brocade.com.

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                                 [BROCADE LOGO]

                                     BROCADE

Dear Michael Klayko:

In the event that (i) a Change of Control (as defined below) occurs and you are subject to a Constructive Termination (as defined below) within one year after the Change in Control; or (ii) your employment is terminated for any reason other than for Cause (as defined below), you shall receive 50% vesting acceleration of your remaining unvested initial option grant, 6 months continued base salary, and 6 months (or less, if you and your covered dependents become covered by the plans of another employer) of company - subsidized COBRA such that you pay no more than a similarly situated active employee, in exchange for a signed Separation Release and Agreement

For the purposes of this letter:

"Change of Control" shall mean the closing of (i) a consolidation or merger of the Company with or into any other corporation or corporations in which the holders of the Company's outstanding shares immediately before such consolidation or merger, retain stock representing a majority of the voting power of the surviving corporation of such consolidation or merger, or (ii) a sale of all or substantially all of the assets of the Company.

"Constructive Termination" is defined as (i) a material reduction of your duties, authority or responsibilities, (ii) any reduction in your title, (iii) a reduction in your salary or bonus, as in effect immediately before the Change of Control, or (iv) the relocation is more than 50 miles.

"Cause" shall mean (i) unauthorized use or disclosure of the confidential information or trade secrets of the Company which is materially injurious to the Company; (ii) any breach of this letter agreement, the Employment, Confidential Information, Invention Assignment and Arbitration Agreement between you and the Company, or any other agreement between you and the Company, if the breach is materially injurious to the Company, (iii) conviction of, or a plea of "guilty" or "no contest" to a felony under the laws of the United States or any state,
(iv) willful misconduct which is materially injurious to the Company; or (V) gross negligence in the performance of duties assigned to you.

Sincerely

/s/ Greg Reyes
    ------------------------------------
    Greg Reyes
    Chief Executive Officer
    Brocade Communications Systems, Inc.

/S/ Michael Klayko
    ------------------------------------                     Date: 2/3/2003
    I agree and accept the terms set forth in this Change of Control with Brocade Communications Systems, Inc.

                      BROCADE COMMUNICATIONS SYSTEMS, INC.
                    1745 Technology Drive, San Jose, CA 95110
                 www.brocade.com T 408.333.8000 F 408.333.8101